Exhibit 10.1

GE Capital
Signature Group Holdings, Inc	Johannes Wehrmann
Attention: Kyle Ross 15301 Ventura Boulevard Suite 400	Senior Manager Structured Finance Factoring
Sherman Oaks, California 91403 United States of America	T +49 (0) 6131 4647 476 M +49 (0) 173 6776 398
E johannes.wehrmann@ge.com

13th January 2015

Project Evergreen - Factoring Facility Germany

Dear Mr. Ross,

We understand that Signature Group Holdings, Inc. is considering the acquisition of Project Evergreen currently owned by Aleris International, Inc. (hereinafter referred to as the “Transaction”). Based on the information you have provided to us and our recent discussions, we are pleased to confirm that we have received approval from our credit committee to offer on undisclosed, non-recourse inter-credit factoring facility to Aleris Recycling (German Works) GmbH with a maximum financing amount of up to EUR 50,000,000.00 on the terms set out in the attached term sheet (the “Factoring Facility”).

Our offer to provide the Factoring Facility is subject to the following conditions (each to be satisfied in form and substance reasonably satisfactory to us):

1.	Release and/or re-assignment of all accounts receivable and collection accounts.
2.	Negative pledge declaration of all financing parties regarding the accounts receivable (or other evidence such as a no-conflict opinion by external legal counsel).
3.

Confirmation of fulfilment of the closing conditions regarding the Transaction, in accordance with the terms of the Purchase and Sale Agreement signed on or about 16th October 2014 (together with all exhibits and schedules attached thereto, the “Acquisition Agreement”) (without any amendment, modification or waiver of any of the provisions thereof that would be materially adverse to GE Capital Bank AG (“GE Capital”) without the consent of GE Capital). For purposes of this condition, it is hereby understood and agreed that an increase in the purchase price to be paid in connection with the Transaction shall not be deemed to be materially adverse to GE Capital if it is not funded by any incurrence of indebtedness, but is instead funded by cash on the balance sheet of the Group and/or the net cash proceeds of the Specified Equity Issuance and a decrease in the purchase price of less than 10% shall not be deemed to be materially adverse to GE Capital.

4.

Confirmation by the officers of SGH ACQUISITION HOLDCO, INC that the accounts receivable which are subject to the Factoring Facility are free from any security interests of third parties and that neither the execution nor the performance of the factoring agreement does or will conflict with any of the financing arrangements of the Group

5.	Full legal documentation including legal sign off by GE Capital.
6.	Fulfillment of all Know-Your-Customer obligations.

GE Capital Bank AG Heinrich-von-Brentano-Straße 2 55130 Mainz Amtsgericht Mainz HRB 0224 USt.-IdNr.: DE 813 375 918 Vorsitzender des Aufsichtsrates Barry O'Bryne	Vorstand Joachim Secker Vorsitzenden Jörg Diewald Burkhard Reitermann	Bankverbindung Konto: 550 305 00 BLZ: 550 305 00 IBAN: DE30 5503 0500 0055 0305 00 BIC: CPLADE55XXX

GE Capital

7.

Signature Group Holdings, Inc. and other co-investors reasonably acceptable to GE Capital shall have invested a minimum of 30% of the total pro forma capitalization (including debt and equity) of the acquired business on the closing date of the Transaction in the form of cash equity (including $30,000,000 of preferred equity issued to Aleris Corporation or an affiliate) on terms and conditions reasonably acceptable to GE Capital (collectively, the “Specified Equity Issuance”). The Group shall have raised at least $300,000,000 in gross cash proceeds from the issuance of indebtedness in a private placement having such terms and provisions as are reasonably acceptable to GE Capital.

8.	All information submitted to us being accurate, complete and not misleading in any material respect.

If you do not accept the offer made by us in this letter before 06:00 p.m. in Mainz on 20th January 2015, such offer shall terminate on that date.

Following acceptance of this letter by you, our and your obligations under this letter (except your obligation under the Fee Indemnity as defined below) will terminate on 28th February 2015 unless the final factoring documentation has been signed on or before that date.

Once countersigned, this letter can be terminated by both parties only for good cause (Kündigung aus wichtigem Grund) as provided for by German law.

Subject to a maximum amount of EUR 80,000.00, you shall, without undue delay on demand, pay to us the amount of all cost and expenses (including fees for external lawyers) reasonably incurred by us in connection with the preparation, negotiation, execution and implementation of the Factoring Facility whether or not the Factoring Facility is provided (the “Fee Indemnity”).

You may not assign any of your rights or transfer any of your rights and obligations under this letter without our prior written consent.

This letter (including this provision) can only be amended or otherwise modified in writing.

This letter is governed by German law. The courts of Mainz have exclusive jurisdiction.

If you agree to the above, please acknowledge your agreement and acceptance of the offer by signing and returning the enclosed copy of this letter (including Appendix) to us

We look forward to continuing to work with you towards a successful completion of the Transaction.

Yours faithfully

/s/ J. Wehrmann		/s/ S. Ahnert
GE Capital Bank AG		GE Capital Bank AG
By:	J. Wehrmann	By:	S. Ahnert
Title:	Senior Manager Structured Finance	Title:	Team Leader Underwriting SF

We acknowledge and agree to the above:

/s/ Kyle Ross
Signature Group Holdings, Inc.
Date: 1\14\15

GE Capital Bank AG Heinrich-von-Brentano-Straße 2 55130 Mainz Amtsgericht Mainz HRB 0224 USt.-IdNr.: DE 813 375 918 Vorsitzender des Aufsichtsrates Barry O'Bryne	Vorstand Joachim Secker Vorsitzenden Jörg Diewald Burkhard Reitermann	Bankverbindung Konto: 550 305 00 BLZ: 550 305 00 IBAN: DE30 5503 0500 0055 0305 00 BIC: CPLADE55XXX

GE Capital

Appendix 1

Term Sheet

GE Capital Bank AG Heinrich-von-Brentano-Straße 2 55130 Mainz Amtsgericht Mainz HRB 0224 USt.-IdNr.: DE 813 375 918 Vorsitzender des Aufsichtsrates Barry O'Bryne	Vorstand Joachim Secker Vorsitzenden Jörg Diewald Burkhard Reitermann	Bankverbindung Konto: 550 305 00 BLZ: 550 305 00 IBAN: DE30 5503 0500 0055 0305 00 BIC: CPLADE55XXX

GE Capital

TERM SHEET

EUR 50,000,000.00 FACTORING FACILITY FOR Aleris Recycling (German Works) GmbH

The provision of the Factoring Facility is subject to the terms and conditions of the commitment letter to which this term sheet is attached and satisfactory documentation.

Facility:	Undisclosed non-recourse factoring facility (“Factoring Facility”).

Maximum Amount:	EUR 50,000,000.00

Originator:	Aleris Recycling (German Works) GmbH, Grevenbroich, Germany

Purchaser:	GE Capital Bank AG, Mainz, Germany

Group:	SGH ACQUISITION HOLDCO, INC. and all its direct and indirect subsidiaries.

Term:	Up to 5 years, longest until the maturity of the bonds and the financing facilities provided by General Electric Capital Corporation.

Debtors included in the Factoring Agreement:

All Debtors of the Originator with their registered seat in the following countries: BE, BG, DE, DK, EE, FI, FR, IE, IS, IT, LI, LV, LT, LU, MT, NL, NO, AT, PL, PT, RO, CH, SE, SK, SI, ES, TK, CZ, HU, GB, US.

Purchase Price Reserve:	10.0%

Eligible Receivables:

Receivables are generally eligible for purchase if:

1.  they originate from the sale of products and/or provision of services in the ordinary course of the Originator’s business;

2.  their payment term does not exceed 90 days;

3.  they are not claims against a member of the Group;

4.  they are within the scope of assigned debtor limits;

5.  the maximum amount of receivables against a particular debtor (debtor credit unit, § 19 KWG) does not exceed 40% of all purchased and unpaid receivables of the Originator against all of his Debtors;

6.  they are governed by German law (to the extent they are governed by Swiss law the factoring needs to be disclosed);

7.  they are free from any objections, set-offs and defences, assignable (e.g. no ban of assignment) and not subject to any third party rights

GE Capital Bank AG Heinrich-von-Brentano-Straße 2 55130 Mainz Amtsgericht Mainz HRB 0224 USt.-IdNr.: DE 813 375 918 Vorsitzender des Aufsichtsrates Barry O'Bryne	Vorstand Joachim Secker Vorsitzenden Jörg Diewald Burkhard Reitermann	Bankverbindung Konto: 550 305 00 BLZ: 550 305 00 IBAN: DE30 5503 0500 0055 0305 00 BIC: CPLADE55XXX

GE Capital

Purpose:

Any amounts paid as purchase price for the Receivables are to be used primarily to satisfy obligations of the Originator vis-à-vis its suppliers.

Any remaining surplus can be used to finance the refinancing of certain existing indebtedness and general corporate and working capital purposes of the Originator and the Group.

Structuring Fee:	1.0 % on the Maximum Amount payable at initial funding.

Factoring Commission and Administration Fee:	0.16% Domestic 0.16% Foreign

Interest Rate:	3M EURIBOR plus 1.65% p.a. interest margin

Limit Fees:	Per each requested Debtor Limit and contractual year: Domestic: 30.00 EUR Foreign: 60.00 EUR

Discretionary Debtor Limits:

Maximum per Debtor in the European Union 50,000.00 EUR; free of charge;

a.  If the Originator delivered goods to a debtor at least twice within the preceding 12-month-period and the debtor duly paid for such goods within 60 days after the relevant due date of the receivable, up to 150% of the sum of all unpaid receivables at a particular point in time during the 12-month-period; or

b.  if justifiable beyond doubt by information (not older than 12 months) provided by a commercial inquiry agency or a bank;

in each case, subject to revocation by the Purchaser at its reasonable discretion.

Debtor Limits:	Set, cancelled and modified by the Purchaser at its reasonable discretion on the basis of the relevant debtor’s creditworthiness and reliability.

GE Capital Bank AG Heinrich-von-Brentano-Straße 2 55130 Mainz Amtsgericht Mainz HRB 0224 USt.-IdNr.: DE 813 375 918 Vorsitzender des Aufsichtsrates Barry O'Bryne	Vorstand Joachim Secker Vorsitzenden Jörg Diewald Burkhard Reitermann	Bankverbindung Konto: 550 305 00 BLZ: 550 305 00 IBAN: DE30 5503 0500 0055 0305 00 BIC: CPLADE55XXX

GE Capital

Factoring Procedure:

Undisclosed Inter-Credit®

Undisclosed: the Originator shall accept debtors’ payments by cashless transactions and only into accounts pledged to the Purchaser under the Account Pledge and Trust Agreement. All invoices and other relevant correspondence shall only specify the pledged accounts as the Originator’s bank account details.

Inter-Credit®: debtor payments are booked by the Purchaser to an incoming payment settlement account. The Originator books the payments and relates them to the relevant invoices. At least once a week, the Originator sends its complete open items file to the Purchaser, who reconciles the open items and adjusts all internal accounts. The Originator must keep the accounts receivable books in such a manner that arrears of postings are avoided and that the open items file is correct and up-to-date on a daily basis.

The Purchaser is entitled to terminate the Inter-Credit®- Factoring and/or the Undisclosed Procedure by giving a one month’s prior notice, or without observation of a termination period if the conditions for termination of the Factoring Facility are fulfilled.

In the Undisclosed, lnter-Credit®-Factoring procedure, the Originator has an increased fiduciary duty and duty of care, and must exercise such duties in such a manner as if the Purchaser had performed the relevant task itself, or the assignment had been disclosed, as the case may be.

Dunning Procedure:

Generally three dunning runs in cycles of 14 days. If the relevant receivable is not completely discharged within 60 days after its due date, the collection procedure is initiated.

The Originator must perform the dunning procedure in such a manner that arrears of reminders are avoided.

Collections:

If any receivables remain unsettled after the third dunning letter, the Purchaser will initiate the collection procedure.

The Originator must provide the Purchaser with all necessary documentation and make all relevant disclosures at the latest on the 60th day after the due date of the relevant receivable. If the Originator fails to submit the necessary information in due time, the Purchaser may, after having set a reasonable period to provide information, withdraw from the receivables purchase agreement relating to the relevant receivable.

GE Capital Bank AG Heinrich-von-Brentano-Straße 2 55130 Mainz Amtsgericht Mainz HRB 0224 USt.-IdNr.: DE 813 375 918 Vorsitzender des Aufsichtsrates Barry O'Bryne	Vorstand Joachim Secker Vorsitzenden Jörg Diewald Burkhard Reitermann	Bankverbindung Konto: 550 305 00 BLZ: 550 305 00 IBAN: DE30 5503 0500 0055 0305 00 BIC: CPLADE55XXX

GE Capital

Factoring Security:

Assignment of non-purchased accounts receivable.

Assignment of ancillary rights and claims relating to the accounts receivable.

In the undisclosed procedure; pledge of debtor collection accounts (“Account Pledge and Trust Agreement”).

Assignment of payment claims under trade credit insurance policies (“Insurance Assignment Agreement”) (if applicable).

In each case to secure all present and future claims of the Purchaser against the Originator resulting from the Factoring Facility.

Information and Audit Rights:	Information and audit rights, customary for this type of transaction.

Financial Covenants:	None

Additional Reporting:

Annual and monthly financial reporting (incl. P&L, balance sheet and cash flow figures) of the Originator and on Group level.

Monthly reporting regarding tolling accounts of the Originator in a form reasonably satisfactory to the Purchaser – dedicated cash accruals for return toll liabilities.

Termination Rights:

Termination rights: customary for this type of transaction, including termination rights for good cause (e.g. in case of a change of control).

Cross-default in case of a default under any other material financing facility of the Group, especially facilities provided by other GE Capital entities.

No security over factoring proceeds:

Any amounts paid as purchase price for the receivables of the Originator are to be used primarily to satisfy obligations of the Originator vis-à-vis its suppliers (see “Purpose” above).

Consequently, (i) the Originator’s claims against the Purchaser and (ii) the proceeds out of such claims (e.g. payments to bank accounts) must not be subject to any security of any party or a cash pool arrangement.

For the avoidance of doubt customary pledges of account holding banks resulting out of their general business conditions are permitted if limited to customary fees and costs of the account holding bank.

Reimbursement Claims:

The Purchaser may establish reserves for claims of debtors vis-à-vis the Originator which do not result in a direct reduction of individual receivables, in particular claims based on a relevant period and/or the volume of sales (bonuses etc.), and claims arising from certain operations/events (marketing contributions, anniversary bonuses etc.) based on regular notifications by the Originator.

The Purchaser may establish adequate reserves or exclude certain debtors from the Factoring Agreement if these debtors have significant claims against the Originator resulting out of the sale of goods and/ or the provision of services in the ordinary course of business or resulting out of the tolling business of such debtors.

GE Capital Bank AG Heinrich-von-Brentano-Straße 2 55130 Mainz Amtsgericht Mainz HRB 0224 USt.-IdNr.: DE 813 375 918 Vorsitzender des Aufsichtsrates Barry O'Bryne	Vorstand Joachim Secker Vorsitzenden Jörg Diewald Burkhard Reitermann	Bankverbindung Konto: 550 305 00 BLZ: 550 305 00 IBAN: DE30 5503 0500 0055 0305 00 BIC: CPLADE55XXX

GE Capital

Conditions Precedent:	Conditions precedent usual for transactions of this nature and in form and substance reasonably satisfactory to the Purchaser including, without limitation, the following:

1. Originator

(a) Constitutional documents

(b) Specimen signatures

2. Factoring Documents

(a) Factoring Agreement (including schedule 1 to 3 thereto)

(b) Account Pledge and Trust Agreement (including notice to, and confirmation of receipt by, account keeping bank)

(c) Agreement regarding account reconciliations and appointment of auditors for such purpose

3. Other documents and evidence

(a) Group structure chart

(b) Such other conditions precedent set out in the commitment letter to which this Term Sheet is attached.

Costs and Expenses:

Subject to a maximum amount of EUR 80,000.00, all reasonable costs and expenses (including legal fees) incurred by the Purchaser in connection with the preparation, negotiation, execution and perfection of the Factoring Documents shall be paid by the Originator promptly on demand whether or not the Factoring Agreement or any of the other Factoring Documents is signed and whether or not an initial funding occurs.

Governing Law:	German.

Jurisdiction:	Courts of Mainz, Germany.

We acknowledge and agree to the above:

/s/ Kyle Ross
Signature Group Holdings, Inc.
Date: 1\14\15

GE Capital Bank AG Heinrich-von-Brentano-Straße 2 55130 Mainz Amtsgericht Mainz HRB 0224 USt.-IdNr.: DE 813 375 918 Vorsitzender des Aufsichtsrates Barry O'Bryne	Vorstand Joachim Secker Vorsitzenden Jörg Diewald Burkhard Reitermann	Bankverbindung Konto: 550 305 00 BLZ: 550 305 00 IBAN: DE30 5503 0500 0055 0305 00 BIC: CPLADE55XXX